Desert Hawk Gold Corp.
8921 N. Indian Trail Road, #288
Spokane, WA   99208

Gentlemen:

We hereby consent to the inclusion in the Form S-1 Registration Statement of Desert Hawk Gold Corp. to be filed with the Securities and Exchange Commission of the information in our metallurgy report dated September 2, 2010 relating to your Yellow Hammer claims in the Gold Hill Mining District in Tooele County, Utah, referenced therein and to our firm as an expert under the heading “Experts” in the Registration Statement, and we concur with the summary of such report in the Registration Statement.

McClelland Laboratories, Inc.

By	/s/ Gene E. McClelland

Name:	Gene E. McClelland

Title:	President/CEO

Date:  September 13, 2010